AGREEMENT


     AGREEMENT made this ___ day of _________________ , 1998 by and among WATERFORD GAMING, LLC, a Delaware limited liability company ("Waterford"), SLAVIK SUITES, INC. a Michigan corporation, ("Suites"), LMW INVESTMENTS, INC., a Connecticut corporation ("LMW"), LEN WOLMAN ("Len"), MARK WOLMAN ("Mark"), STEPHAN F. SLAVIK, SR., ("Slavik") and DEL J. LAURIA, ("Lauria"). For convenience, Slavik, Lauria, Len and Mark are sometimes referred to as "Contractors."

                                 RECITALS

     A. Waterford, Suites, LMW, among others, are parties to a Management Services Agreement with TRADING COVE ASSOCIATES, a Connecticut partnership ("TCA"), dated as of September 29, 1995 and executed on September 10, 1997, pursuant to which TCA pays Waterford, Suites, LMW and another party a Management Services Fee (as defined therein) in exchange for providing certain management services in connection with the Mohegan Sun Casino facility in Montville, Connecticut ("Casino").

     B. On November 8, 1996, Waterford, LMW, Slavik, Suites, Lauria, Len and Mark entered into an agreement (the "November 8th Agreement") pursuant to which Slavik, Lauria, Len and Mark were to be paid certain incentive compensation for minimizing costs and maximizing earnings, all as therein described.

     C. On February 7, 1998 TCA, the Mohegan Tribe of Indians of Connecticut and the Mohegan Tribal Gaming Authority entered into a "Relinquishment Agreement" under which TCA agreed to relinquish (a) the exclusive authority and responsibility of TCA to manage certain gaming operations of the Casino and to train Mohegan Tribe members and others as set forth in the Amended and Restated Gaming Facility Management Agreement (the "Management Agreement") dated August 30, 1995 and approved by the National Indian Gaming Commission on September 29, 1995, and (b) its exclusive right and obligation to manage, operate and maintain certain hotel/resort operations as described in a certain Hotel/Resort Management Agreement dated February 28, 1994, in return for the considerations (including certain relinquishment payments over a period of 15 years) as set forth in said Relinquishment Agreement, such relinquishment to take effect on the later of January 1, 2000 or the Effective Date as described in said Relinquishment Agreement.

     D. Len has been employed by TCA at an annual salary of $250,000 and in addition, is entitled to an incentive fee annually equal to .05% of the gross revenues of the Casino, all as originally set forth in a letter from Sun International dated November 27, 1995 (the "Sun Letter Agreement").

     E.     Suites' capital contributions to TCA were $1,955,871.

     F. The parties hereto wish to set forth the terms and conditions of Len's employment and compensation from Waterford whether or not the Relinquishment Agreement takes effect.

     NOW THEREFORE, the parties agree as follows:

PART A.     EXECUTIVE SALARY

     1. Employment and Salary. Commencing on the date hereof and continuing through the End Date (as hereinafter defined), Waterford shall pay to Len on a monthly, W-2 basis, $250,000 annually, reduced by amounts Len receives as salary from TCA pursuant to the Sun Letter Agreement during the applicable period. Len shall continue to perform management services for TCA in respect of the Casino until such time as he ceases receiving any such salary amounts from TCA pursuant to the Sun Letter Agreement.

     2.     Employment by Waterford Gaming, LLC

     2.1 Term. The term ("Term") of Len's employment with Waterford shall begin on the date on which Len ceases receiving the full amount of such annual salary from TCA pursuant to the Sun Letter Agreement and shall continue until the earliest to occur of (a) the date on which the Management Agreement (referred to in Recital C hereof) terminates or ceases to be in full force and effect, unless the Relinquishment Agreement takes effect by January 1, 2004 and, in such event, the last date on which TCA receives Relinquishment Payments (as herein defined in the Relinquishment Agreement) (whichever of such dates is applicable being the "End Date"), (b) Len's death, (c) Len's Permanent Disability (as defined), and (d) Termination of this Agreement pursuant to Section 8 below.

     2.2 Duties. On and after the date on which Len's employment with Waterford commences, as set forth in Section 2.1, Waterford will, during the Term, employ Len to manage and supervise Waterford's management operations and activities in a manner consistent with the policies and procedures established by the Directors of Waterford. Len will devote such time and effort to the business of Waterford as is necessary to enable him properly to perform his duties hereunder. Nothing herein shall prevent Len from performing independent contractor services on behalf of Waterford or employment services or independent contractor services for related or unrelated third parties provided that such services do not substantially interfere with services performed by Len on behalf of Waterford.

     2.2.1 Permanent Disability. Len's disability shall be permanent in the event of his inability due to physical or mental illness or injury, to perform his duties substantially in the same manner as prior to said injury or the onset of illness, for a period of six (6) consecutive months, or nine (9) months in any twelve (12) month period.

     2.2.2 Compliance with Policies and Procedures. Len will comply with Waterford's employment policies and procedures from time to time in effect, to the extent not inconsistent with this Agreement.

      2.3   Expense Reimbursement.  In addition to the salary payable under
Section 1 above, Waterford will pay or reimburse Len, for reasonable and necessary direct, out-of-pocket business expenses incurred by Len in the performance of his duties under this Agreement during the Term, in accordance with Waterford's policies and procedures for such reimbursements. Reimbursement of the expenses contemplated by this Section 2.3 will be paid within thirty (30) days of receipt of an invoice and documentation acceptable to Waterford substantiating such expenses.

PART B     INCENTIVE COMPENSATION

     3.    Temporary Deferral of Incentive Compensation.

     3.1 Return of Investment Payments. Until such time as Suites has received a return of investment payment ("ROI Payment") in the aggregate amount of $1,858,077 plus an amount equal to ninety-five (95%) percent of capital contributions and loans, if any, made by Suites to Waterford subsequent to December 1, 1997, the parties hereto will instruct TCA:

            (a) to promptly remit to Suites on a 1099 basis the full amount other than salary payable by TCA to Len pursuant to the Sun Letter Agreement and accrued since April 1, 1998, and

            (b) to remit to Suites monthly on a 1099 basis the amount other than salary otherwise payable to Len under the Sun Letter Agreement until such time as the ROI Payment has been paid in full.

            (c) after satisfaction of the ROI Payment, to remit to Len directly, on a monthly, W-2 basis the amount other than salary due Len pursuant to the Sun Letter Agreement.

     3.1.1 Payment to Contractors. Suites will pay to each of the Contractors from April 1, 1998, until the ROI Payment has been paid and satisfied in full, twenty-five (25%) percent of five one-hundredths of one percent (.05%) of the Revenues (as defined in the Relinquishment Agreement referred to in Recital C) accrued with regard to such period, but only to the extent that Suites has sufficient funds to make such payments from funds received from TCA pursuant to instructions contemplated by Sections 3.1(a) and
(b) hereof. Such payments will be made monthly on a 1099 basis as payment for consulting services provided by the Contractors to Suites to enable Suites to perform services for the benefit of TCA under the Management Services Agreement referred to in Recital A, which services are being provided by TCA for the benefit of the Mohegan Tribe of Indians of Connecticut and the Mohegan Tribal Gaming Authority under the Management Agreement referred to in Recital
C. Such payments shall be adjusted and prorated on a quarterly basis. Any adjustments for overpayment or underpayment due to the Contractors shall be made no later than the date of final payment to the Contractors.

     3.1.2 Additional Loans and Capital Contributions. Until the ROI Payment is paid in full in the ordinary course, no loans or capital contributions shall be made by Slavik or Suites to Waterford subsequent to the date hereof, without the prior unanimous consent of the members of Waterford.

     3.2    Satisfaction of ROI.  The ROI Payment due Suites as described in
Section 3.1 and the satisfaction thereof shall be calculated as follows:

            (a) Ninety-five percent (95%) of the capital contributions (which totaled $1,955,871 as of November 8, 1996) made by Suites to TCA; plus

            (b) Ninety-five percent (95%) of all capital contributions and loans made by Suites to Waterford whether on, prior to or after the date of this agreement; less

            (c) Forty-five percent (45%) of Suites cash balance of $635,447 as of November 8, 1996; less

            (d) One-hundred percent (100%) of the Management Services Fee paid to Suites and LMW by TCA pursuant to Letter Agreement of October 19, 1996 from Suites, approved by Sun Cove Limited and LMW and amended by the Management Services Agreement referred to in Recital A and subsequently paid to Lauria, Slavik, Mark and Len ("TCA Consulting Income"); less

            (e) One hundred percent (100%) of the amounts paid to Suites by TCA as described in Part B, Section 3.l hereof; less

            (f) Forty-five percent (45%) of the aggregate distributions paid to Suites and repayments of Suites loans in connection with its equity or debt investments in any one or more of the following:

                  (i) IRNM Hotel Investors, L.L.C., Wellington Associates ("Wellington"), Norman Hotel Venture I, Nutmeg Partnership, Southington Associates, Wislac Investors and Pensacola Hotel, L.P. collectively ("IRNM")
                 (ii)  Mystic Partnership ("Days Inn Mystic")
                (iii)  Whitehall Mansion Partners, LLC ("Whitehall")
                 (iv)  Slavik Remote Entity, Inc. ("Slavik Remote")
                  (v)  Mystic Venture II
                 (vi)  Logan/Revere Liquor License; less

            (g) Forty-five percent (45%) of Suites share of distributions from Napert Bankruptcy; less

            (h) Forty-five percent (45%) of Suites share of payments from Lou Bosco; less

            (i) Ninety-five percent (95%) of Suites share of distributions from TCA or Waterford.

ROI Payments to date are reflected on Exhibit C. Notwithstanding anything in this agreement to the contrary, the parties acknowledge and agree that the ROI payments have been made and satisfied in full effective September 28, 1998.

     4.     Payment of Incentive Compensation by Waterford.

     4.1 Obligations Through December 31, 2003. Commencing on the date Suites has received the full amount of the ROI Payment and through December 31, 2003, Waterford, once all obligations to Senior Note Holders (as identified in the Indenture between Waterford Gaming, LLC and Waterford Gaming Finance Corp. Issuers and Fleet National Bank, Trustee dated as of November 8, 1996 12&frac34;% Senior Notes due 2003) have been met shall, in connection with Len's employment, pay Len an amount equal to 0.05% (five hundredths of one percent) of the Revenues (as defined in the Relinquishment Agreement) accrued with regard to such period, to the extent that Len has not received such amount from TCA pursuant to the Sun Letter Agreement. Len acknowledges that through the date of this Agreement, he has received such amounts from TCA aggregating $402,680.

     4.2 Waterford's Obligations On and After January 1, 2004. On and after January 1, 2004, if the Relinquishment Agreement has become effective by such date, and until the End Date, Waterford will pay to Len Incentive Compensation on a W-2 basis based on the Revenues (as defined in the Relinquishment Agreement) as a percentage of the projected revenues ("Projected Revenues") as set forth in Exhibit A and calculated as follows:

     STEP ONE:     Divide the Revenues by the Projected Revenues as set forth on Exhibit A.

     STEP TWO:     Determine the Multiplier applicable to the ratio resulting from STEP ONE by reference to Exhibit B.

     STEP THREE:   Multiply the Revenues with respect to the period in question by the applicable Multiplier.  The product is the Incentive
                   Compensation due to Len for the period in question, pursuant to Section 4.2 which, together with the Incentive
                   Compensation payable pursuant to Section 4.1, is the Incentive Compensation payable hereunder.

     By way of illustration only: Assume actual Revenues for 2005 are $1,500,000,000. The ratio is 1.19217 ($1,500,000,000 &divide;
     1,258,200,000). The ratio per schedule B is 0.08%. The Incentive Compensation payable to Len is $1,200,000.


     4.3 Timing and Manner of Payments. Payments to be made to Len under Sections 4.1 and 4.2 shall be made on a monthly W-2 basis with the applicable figures adjusted and prorated on a quarterly basis. Any adjustments for overpayment or underpayment in the amount due to Len on an annual basis shall be made as of the date of payment for the final month of the year.

     4.4 Deferral of Cost Minimization Incentive Payments. In order to reward Len for his greater contributions to the success of the Casino, and as consideration for the payments to be made to the Contractors under Section
3.1.1 above and for the direct and indirect benefits that each of them receives as a result of the success of the Casino, beginning after Suites has received the full amount of the ROI Payment, each of the Contractors hereby agrees to defer receipt of amounts payable to him by Suites at any given time (the "Determination Date") under the November 8th Agreement (the "Cost Minimization Incentive Payments"), until such time as Len has received the payments he would be entitled to receive under Sections 1, 4.1 and 4.2 above through the Determination Date.

     4.5 Priority of Compensation. Payments of Incentive Compensation (or deferred compensation in the event of termination by Waterford) by Waterford shall be made to Len prior to any distributions by Waterford to its members; provided that, if Permitted Quarterly Tax Distributions are withheld by the Trustee for the Senior Note Holders identified in Section 4.1 above because of an alleged default or violation under the Indenture referred to in Section 4.1 above or otherwise relating to the Notes to such Senior Note Holders, Len's Incentive Compensation shall be subordinated to distributions to Waterford's members in such amounts necessary to enable them to pay their taxes with regard to income of Waterford.

PART C      ITEMS OF GENERAL APPLICATION

     5.     Restrictive Covenants.

     5.1 Competitive Activity. During the period in which Len is employed pursuant to this Agreement and for one (1) year thereafter, Len will not directly or indirectly including through or for any other person or entity (including as joint venturer, owner, member, officer, director, employee, independent contractor, shareholder, lender, partner, principal, consultant, agent, operator, investor or trustee), within the State of Connecticut or the State of Rhode Island engage in, conduct, or participate in the management or operation of a casino. Nothing herein shall prevent or prohibit Len from owning, directly or indirectly, as an investment, securities or other equity interest in any entity or entities which conduct or engage in any business or activity competitive with Waterford if such securities or equity interests are listed for trading on a national or regional stock exchange or traded on the over-the-counter market, provided that Len does not own in the aggregate more than 1% of the outstanding securities and/or equity interests and has no other affiliation or relationship with such corporation or other entity.

     5.2 Corporate Opportunity. During the period in which Len is employed and for thirty (30) days thereafter he will not, directly or indirectly, including through or for any other person or entity (including as joint venturer, owner, member, officer, director, employee, independent contractor, shareholder, lender, partner, principal, consultant, agent, operator, investor or trustee), conduct, participate or engage in, affiliate or seek to affiliate with, or engage or receive any remuneration from, any person or entity which engages in, conducts or participates in business or activity that any of the other parties hereto, on or prior to the End Date, evaluated or received for possible future involvement in any geographic area where any of such other parties have been engaged in such business activity on or prior to the End Date. Len shall advise Waterford in writing of the opportunity, making full and fair disclosure of all material facts. Unless Waterford notifies Len within the thirty (30) day period of its election to pursue the opportunity and such election is by a vote of not less than 50% of Waterford's directors, Waterford shall be deemed to have declined the opportunity. The provisions of this Section 5.2 are in addition to and are not intended to limit or modify the provisions of Section 5.1 above.

     6.     Unfunded Obligations.

     6.1 Unfunded Obligations. It is understood that Waterford's obligations to pay salary and Incentive Compensation to Len under this Agreement are not funded, and it is agreed that Waterford will not be required to set aside or escrow any monies in advance of any due dates of the payment of monies to Len. All payments to be made to Len will be made from any cash available after Waterford satisfies any of its debt obligations that are then due and payable in accordance with their terms and after Waterford has funded reserves determined reasonably appropriate by Waterford, such debts, distributions and reserves are collectively referred to in this Agreement as the "Senior Obligations". If Waterford is unable at any time to make the payments to be made to Len under this Agreement, then such amounts will accrue and be paid by Waterford if, to the extent and when Waterford reasonably determines that it has cash available to make such payments and subject, in all future periods, to Waterford's obligation to pay first the Senior Obligations. In no event will the Members of Waterford be required to contribute additional capital to Waterford or will Waterford be required to borrow money in order to fund the payments to be made to Len under this Agreement. Notwithstanding anything herein to the contrary, it will not constitute a default under this Agreement if Waterford fails to make the payments to Len contemplated by this Agreement due to a good faith determination by Waterford that it has insufficient funds to make such payments. This Section 6.1 does not and shall not in any way impair or diminish the obligations of Suites as set forth in Section 7 hereof.

     7. Guaranty by Suites. Because Suites is a member of Waterford, it will be materially benefited by the services to be provided by Len under this Agreement and, in order to derive such benefit, Suites hereby agrees that, to the extent that Waterford does not have sufficient funds to make payments to Len required by Sections 1, 4.1 or 4.2 above, Suites will make such payments to Len on a 1099 basis, subject to the remainder of this Section 7. Any such payments that Suites is to make pursuant to this Section 7 will be required only to the extent that Suites has available cash from the sources identified in subsection (d), (f) or (i) of Section 3.2. If and to the extent that Waterford subsequently obtains funds that would be sufficient to pay amounts previously paid by Suites to Len pursuant to this Section 7, after Waterford has satisfied the Senior Obligations (as defined in Section 4.1) and the then current monthly obligations to Len pursuant to Sections 1, 4.1 and 4.2, then
(a) Waterford will pay to Suites on a 1099 basis any amounts paid by Suites pursuant to this Section 7, and (b) Suites will pay to each of the Contractors on a 1099 basis twenty-five percent (25%) of any such refunded amounts but only to the extent that any of them has not received the full amount of the Cost Minimization Incentive Payments to which he would be entitled through the time of the refund pursuant to the November 8th Agreement.

     8.     Termination.

     8.1 Len will have the right to terminate this Agreement by written notice to all other parties hereto at any time, with or without cause or reason. Unless otherwise specified in any such notice of termination, this Agreement will automatically terminate upon receipt of such notice. This Agreement shall also automatically terminate upon Len's death or Permanent Disability.

     8.2 Waterford shall have the right to terminate Len's employment and this Agreement for just cause by written notice to Len at any time upon the affirmative vote of 50% of the directors of Waterford. Waterford shall also have the right to terminate Len's employment under this Agreement other than for just cause by written notice to Len at any time upon the affirmative vote of a majority of the directors of Waterford. Unless otherwise specified in any such notice of termination, this Agreement shall terminate upon Len's receipt of such notice. As used herein, the term "just cause" shall mean Len's conviction of a felony, theft of corporate assets by Len, his repeated failure to comply with policies and procedures of Waterford after notice of such non-compliance, Len's loss of his gaming license or Waterford's loss of its gaming license as a result of Len's actions or inactions. Waterford's right to terminate shall not empower it to terminate the rights and obligations of Len and TCA in effect prior to termination.

     8.3 Upon such termination, Len shall be entitled to salary and reimbursement of expenses accrued to the date of termination pursuant to Sections 8.1 or 8.2 or upon Len's death or Permanent Disability. If Len is terminated by Waterford other than for "just cause," he will, however, also continue to receive his salary through the End Date in addition to his Incentive Compensation. In addition, no termination of this Agreement shall terminate nor operate to terminate Waterford's obligation to pay Len Incentive Compensation until the End Date as herein set forth in Part B, which obligation shall survive such termination and shall continue as a deferred compensation obligation to Len until satisfied in full. Len's rights upon termination, death or Permanent Disability as herein expressed in this Section 8 shall constitute and comprise Len's sole rights upon termination, death or Permanent Disability. Len's rights under this Section 8 are subject to the provisions regarding the ROI Payment as described in Sections 3.1 and 3.2 hereof.

     9.     Remedies.

     9.1    Equitable Relief.  The covenants and undertakings contained in
Section 5 above relate to matters which are of a special, unique and extraordinary character. A violation of any of the terms of any of such Sections will cause irreparable injury to the other parties, the amount of which will be extremely difficult, if not impossible, to estimate or determine and cannot be adequately compensated by monetary damages alone. Therefore, the other parties will be entitled, as a matter of course to seek an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any such terms by Len and such other persons as the court orders.

     9.2 Modification. If for any reason a court determines that any part of this Agreement is unreasonable in scope or otherwise unenforceable, such provision will be deemed modified and fully enforceable, as so modified, to the extent the court determines what would be reasonable and enforceable under the circumstances.

     10.    Miscellaneous.

     10.1 Notices. Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing and delivered personally, telecopied or mailed (by certified, registered or first-class mail or by recognized overnight courier), postage prepaid, and will be deemed given when so delivered personally or telecopied, or if mailed by certified, registered or first-class mail, two days after the date of mailing, or if mailed by recognized overnight courier, one day after the date of mailing, as follows (or to any other address provided by a party in accordance with this Section, provided that change of address notices will be effective only upon receipt):

If to Len Wolman,
Mark Wolman or
LMW, or Waterford:     914 Hartford Turnpike
                       P.O. Box 715
                       Waterford, CT 06385
                       Telecopy: (860) 437-7752

with copy to:          Lawrence J. Greenberg, Esq.
                       Suisman, Shapiro, Wool, Brennan, Gray & Greenberg, P.C.
                       2 Union Plaza, Suite 200
                       P.O. Box 1591
                       New London, CT 06320
                       Telecopy: (860) 443-8131


If to Waterford,
Suites, Slavik
or Lauria:             c/o Slavik Suites, Inc.
                       32605 West Twelve Mile Road
                       Suite 350
                       Farmington Hills, MI 48334
                       Telecopy: (248) 488-5543
                       Attention: Del J. Lauria

(in addition a copy to 914 Hartford Turnpike, Waterford, CT as to Waterford)


With a copy in the
case of Waterford,
Suites, Slavik
or Lauria to:          Sheldon P. Winkelman, Esq.
                       Honigman Miller Schwartz and Cohn
                       2290 First National Building
                       Detroit , MI 48226
                       Telecopy: (313) 465-8000


     10.2   Entire Agreement.   This Agreement  sets forth the entire
understanding and agreement of the parties with respect to the issues encompassed herein regarding services to be provided by Len to Waterford and payments to be paid to Len therefor by Waterford and supersedes any prior and contemporaneous agreements, correspondence, term sheets, negotiations, understandings, documents or commitments, written or oral, with regard to such subject matter as contemplated by this Agreement. The provisions hereof will not reduce, restrict, limit or modify payments, if any, due to Len by any party hereto other than Waterford.

     10.3 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, the party granting the waiver. No delay on the part of any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, nor will any waiver on the part of any party of any right, power or privilege under this Agreement, nor any single or partial exercise of any right, power or privilege under this Agreement, preclude any other or future exercise of such right, power or privilege or the exercise of any other right, power or privilege under this Agreement.

     10.4 Governing Law. This Agreement, and the rights, duties and remedies of the parties relating to this Agreement and the subject matter of this Agreement, will be governed by and construed in accordance with the laws of the State of Connecticut, without regard to principles of conflicts of laws.

     10.5 Jurisdiction; Venue; Arbitration. If there is a dispute between any of the parties hereto with regard to any of the matters set forth in this Agreement or its subject matter, the parties will first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve such dispute within thirty (30) calendar days of the initiation of such efforts, such dispute will be settled by arbitration in Philadelphia, Pennsylvania or other place agreed to by Waterford and Len, which will be the sole and exclusive procedure for resolution of any such dispute. Within ten
(10) calendar days of receipt of written notice from one party that it is submitting the matter to arbitration, Len, on the one hand and either Waterford or Suites on the other, will each designate in writing an arbitrator to resolve the dispute who will, in turn, jointly select a third arbitrator within twenty (20) calendar days of their designation, with the third arbitrator to be selected in accordance with procedures established by the American Arbitration Association. The arbitrators so designated will each be a person experienced in commercial and business affairs who is not a representative of any party and who has not received any compensation, directly or indirectly, from any party or any affiliate of any party at any time after the date of this Agreement or during the two (2) year period preceding the date of this Agreement. The arbitration will be governed by the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of initiation of such arbitration. The determination of the arbitrators as to the resolution of any such dispute will be binding and conclusive upon the parties. Each party will pay the fees and expenses of its respective designated arbitrator and its own costs and expenses of the arbitration. The fees and expenses of the third arbitrator will be paid equally by Len and Waterford or Suites as the case may be. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof, and the parties consent and commit themselves to the jurisdiction of the state and federal courts of the State of Connecticut for purposes of the enforcement of any arbitration award.

     10.6   Interpretation and Certain Rules of Construction.  This
Agreement is being entered into by competent persons who are experienced in business and have had an opportunity to be represented by counsel. Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language. The headings of this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of any of the provisions of this Agreement.

     10.7 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same Agreement.

     10.8   Remedies; Attorneys' Fees.

            (a) Except as otherwise provided in Section 8 above, the rights and remedies provided for in this Agreement are cumulative with all other rights and remedies available to either party at law, in equity, under any other document or otherwise.

            (b) If any party takes action against any other party to enforce any of the terms, covenants, conditions or provisions of this Agreement or because of a default by the other party under this Agreement, regardless of whether litigation is commenced, the party entitled to prevail under this Agreement will be entitled to recover from the other party its costs and expenses (including reasonable attorneys' fees) incurred in connection with such action.

     10.9   No Assignment; Binding Effect.

            (a) This Agreement may not be assigned, pledged or otherwise transferred by Waterford, LMW, Suites, Slavik or Del Lauria with regard to Len without Len's prior written consent, which will not be unreasonably withheld except (1) to any person or entity succeeding to substantially all of the assets of Waterford or Suites, including as a result of a consolidation, merger, or similar transactions and (2) to any person or entity to which all or substantially all of the assets or stock of Waterford or Suites has been sold or assigned.

            (b) This Agreement may not be assigned, pledged or otherwise transferred by Len without the written consent of Waterford, which consent will not be unreasonably withheld.

            (c) Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns.

     10.10 Severability. If any provision of this Agreement is determined to be illegal or invalid, such illegality or invalidity will have no effect on the other provisions of this Agreement, which will remain valid, operative and enforceable.

     10.11 Parties in Interest. With the exception of the parties to this Agreement, there will exist no right of any person or entity to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement, except that in the event of Len's death, his right to payments under this Agreement shall pass to his designated beneficiary and if none, to his estate. In addition, the parties acknowledge that none of LMW, Mark, Lauria or Slavik will be entitled to enforce or receive the benefit of any of the provisions of Sections 1, 2, 4.1, 4.2, 4.3, 4.5, 5, 6, 7 (other than clause (b) of the last sentence of such Section), 8 or 9.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                   WATERFORD GAMING, L.L.C., a Delaware Limited
                                   Liability Company,

                                   By:  Slavik Suites, Inc., Member

                                   By:________________________

                                      its;____________________

                                   By:  LMW Investments, Inc., Member

                                   By:________________________

                                      its;____________________

                                   LMW INVESTMENTS, INC.

                                   By:________________________

                                      its;____________________

                                   SLAVIK SUITES, INC., a Michigan corporation

                                   By:________________________

                                      its;____________________


                                   ___________________________
                                   Len Wolman


                                   ___________________________
                                   Mark Wolman


                                   ___________________________
                                   Stephan F. Slavik, Sr.


                                   ___________________________
                                   Del J. Lauria






                               EXHIBIT A

                          PROJECTED REVENUES
                          ------------------


        Calender Year                            Projected Revenues
        -------------                            ------------------

            2004                                   $1,209,800,000
            2005                                    1,258,200,000
            2006                                    1,308,500,000
            2007                                    1,360,800,000
            2008                                    1,415,300,000
            2009                                    1,471,900,000
            2010                                    1,530,700,000
            2011                                    1,592,000,000
            2012                                    1,655,700,000
            2013                                    1,721,900,000
            2014                                    1,790,800,000


                                EXHIBIT B

           RATIO                      MULTIPLIER
           -----                      ----------

           125% or greater            .10% (one-tenth of one percent)
           120% to 124.99%            .09% (nine one-hundredths of one percent)
           115% to 119.99%            .08% (eight one-hundredths of one percent)
           110% to 114.99%            .07% (seven one-hundredths of one percent)
           105% to 109.99%            .06% (six one-hundredths of one percent)
           95% to 104.99%             .05% (five one-hundredths of one percent)
           90% to 94.99%              .04% (four one-hundredths of one percent)
           85% to 89.99%              .03% (three one-hundredths of one percent)
           80% to 84.99%              .02% (two one-hundredths of one percent)
           75% to 79.99%              .01% (one one-hundredths of one percent)
           Less than 75%              0% (zero percent)